WAGERING HUB AGREEMENT

This Agreement is entered into as of January 31, 1996, by and between Pocono Downs, Inc. a Pennsylvania Corporation with mailing address at 1280 Highway 315, Wilkes-Barre, Pennsylvania, ("PD"), and Colonial Downs, L.P., a limited partnership, with mailing address at Post Office Box 456, Providence Forge, Virginia, 23140, ("CD"), the Parties to this Agreement.

                                    RECITALS

     WHEREAS PD regularly conducts wagering at its racetrack in Plains, Pennsylvania and at its off-track locations, on horse races run live at Pocono Downs racetrack and on horse races run at other tracks and simulcast to Pocono Downs Racetrack and PD's off-track locations; and

     WHEREAS CD is preparing to conduct similar operations in the Commonwealth of Virginia; and

     WHEREAS, PD has agreements in force with numerous racetracks under which PD receives simulcasts of horse races upon which it conducts wagering and combines its wagering through telephone lines into a common pool ("Common Pool Wagering") with the pools of the racetracks at which such simulcasts originate ("Sending Tracks"); and

     WHEREAS Autotote, Inc. ("Tote") is currently supplying labor, equipment, supplies and services to PD ("Tote System") in order to meet all of PD's totalizator requirements related to its wagering operations including Common Pool Wagering: and

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     WHEREAS, PD and CD are of the opinion that the combination of wagering conducted by CD with wagering conducted by PD will lead to cost saving to each through increased purchasing power and system efficiencies; and

     WHEREAS, CD desires to retain the services of PD to process Common Pool Wagering from Sending Tracks and other wagering at the facilities of CD and PD is willing to provide such services to CD, on the terms and subject to the conditions hereof.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. CD contracted with Tote to provide equipment and services as required to process wagering at all wagering locations operated by CD. The contract for such equipment and services provides and Tote has otherwise agreed to down-loading all wagering information to the Tote System at PD in a format that is compatible with and acceptable to Tote. PD and CD agree to the use of the Tote system at PD to receive and process all wagering generated at facilities operated by CD. PD and CD will each take whatever action is necessary to secure the services of Tote to receive and process such wagers Totalizator service at locations operated by CD as well as costs associated with down-loading of CD's wagering information to the Tote System at PD (if any), and processing of that information by Tote (if any), will be the sole responsibility of CD.

2. CD agrees to establish and maintain all telecommunications required to transmit wagering information between PD and CD including equipment, lines, back-up systems and voice and data communications when required
("Telecommunications"). All costs for such Telecommunications shall be borne by CD.

3. PD agrees to establish and maintain the necessary Telecommunications between PD and the Sending Tracks whose racing programs are being wagered on at PD and its wagering locations and/or at CD and its wagering locations. The costs related to such Telecommunications will be allocated as follows:

     A. The anticipated schedule for Common Pool Wagering by PD on Sending Tracks' simulcasts for 1996 is attached hereto as Exhibit "A". No guarantee exists that the current racetracks, simulcast schedule and license fees will not vary from time to time. PD agrees that all costs related to the Telecommunications required to support this schedule, as amended from time to time, will be the sole responsibility of PD, and that


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CD shall have the option of making use of such Telecommunications during periods scheduled by PD at no cost to CD.

     B. If CD or PD elects to conduct wagering on simulcast racing programs from Sending Tracks not previously scheduled by PD, then PD shall establish and maintain the Telecommunications required to support the additionally scheduled programming, and all costs related to such Telecommunications shall be the sole responsibility of the Party to this Agreement (PD or CD) which elected to initiate the additional programming. If PD or CD subsequently elect to make use of the same Telecommunications being paid for by the other Party to this Agreement, it may do so, but fifty percent of all costs of such Telecommunications thereafter shall be allocated to each Party sharing the system.

4. PD shall make the necessary arrangements with Tote to secure all information and reports necessary in order to accomplish the following:

     A. A Summary Reconciliation Report for CD wagering on each simulcast program showing a breakdown by CD wagering location shall be prepared daily and transmitted by Fax to CD. Exhibit "B" hereto is an example of such report based on a wagering program conducted at PD locations. The Summary Reconciliation Report for CD will contain similar information as it pertains to CD daily wagering operations at its locations.

     B. A Mutuels Settlement report for CD wagering on each simulcast program shall be prepared daily and transmitted to CD by Fax. Exhibit "C" hereto is an example of such a report based on a wagering program at PD. The Mutuels Settlement Report will contain similar information as it pertains to CD daily wagering operations at its locations.

5. PD and CD agree to use their best efforts to secure the most advantageous rates available ("Simulcast Fee") to be paid to Sending Tracks for the right to simulcast racing programs for the purpose of conducting wagering on the races and combining the wagering into common parimutuel pools. Each party to this Agreement intending to conduct parimutuel wagering on a simulcast racing program shall sign a separate Simulcast Fee agreement with the Sending Track. Each such Simulcast Fee agreement shall establish the fiduciary relationship between the parties to that agreement for all fees and other liabilities generated as a result of wagering or other activities undertaken pursuant to such agreement. Prior to conducting wagering on a simulcast signal from any Sending Track, CD agrees to furnish PD with a copy of the applicable Simulcast Fee agreement between CD and the Sending Track.

     A. PD and CD agree that they will notify each Sending Track for which PD may act as a Hub for CD wagering that all payments on account of netted obligations generated by CD and/or the Sending Track as a result of such wagering will be paid to PD and then

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by PD to the respective party, either CD or the Sending Track, and that CD and the Sending Track shall consider any such obligation by the Sending Track to CD or by CD to the Sending Track satisfied by such payment to PD, but that unless and until such payment is made to PD, all such obligations shall be and remain the obligations of CD and the Sending Track to each other.

     B. It is clearly understood by the Parties to this Agreement that PD will act as a hub for the purpose of assembling wagers for transmissions to and inclusion in wagering pools of various Sending Tracks on behalf of itself, CD, and other parties; that PD will act as a clearing house to calculate and report liabilities between the parties generated as a result of such wagering and to transfer payments between the parties to satisfy such liabilities; but that PD's liability in all such transactions is limited to its fiduciary responsibility in the handling of the cash and credit transactions between the parties. With respect to wagering activities, it is agreed that PD shall have no responsibility whatsoever for any liability generated as a result of wagering conducted at any location other than a location operated by PD.

     C. It is intended that Simulcast Fees will be negotiated on behalf of both parties to this Agreement, and that the same fee will apply to both Parties whenever possible. However, it is accepted that special conditions of a regional nature may require that separate terms will exist in some cases. At any time that such circumstances occur, it is agreed by the Parties hereto that each Party shall be fully informed in writing of the special circumstances that exist. At the time of execution of this Agreement, it is understood that an agreement exists between the Maryland Jockey Club ("MJC") and CD which will result in a variation in the Simulcast Fee charged by MJC to PD and to CD. The essential terms of that agreement are shown as Exhibit D to this Agreement indicating the intention of the Parties as to how the reconciliation will be handled in the hub accounting.

6. PD shall maintain facsimile equipment and access to alternate telephone lines and shall make reasonable effort to transmit wagering information to pools of the Sending Track by alternate means in the event of a Telecommunications or other system failure. However, if a wager accepted by CD is included in the appropriate wagering pool of the Sending Track, as a result of a Telecommunications or other system failure, or for any other reason, such wager shall be treated as having been booked by CD into a CD pool and CD shall be solely responsible for any liability related to the acceptance of such wager.

7. Except as otherwise expressly set forth herein, no fees shall be payable by CD to PD for the services to be performed by PD hereunder. By executing this Agreement, PD acknowledges that it expects to be compensated for the services provided to CD hereunder through increased purchasing power with Sending Tracks and system efficiencies with Tote.

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8. TERM

     The initial term of this Agreement shall commence on and as of the date the services are first performed by PD for any facility of CD and shall continue until December 31, 1996. This Agreement shall thereafter be automatically renewed for additional one (1) year terms on the terms and provisions hereof unless either party gives written notice to the other party of its intention to not renew this Agreement at least thirty (30) days prior to the expiration date of the initial term hereof or any renewal term thereafter.

9. MODIFICATION; TERMINATION.

     This Agreement may be modified or terminated at any time by the written agreement of the parties hereto. Either party may terminate this Agreement upon two (2) business days' advance written notice to the other party, if:

     A. the other party ceases active business for other than a temporary period;

     B. The other party becomes insolvent, files or has filed against it a petition in bankruptcy, has a receiver appointed for its assets or makes a general assignment for the benefit of its creditors; or

     C. the other party breaches any material term of this Agreement and fails to cure such breach within five (5) business days following written notice from the other party.

     CD may terminate this Agreement immediately if PD fails or is unable to for any reason to provide the services to CD required under this Agreement for a period of seven (7) days.

10. MISCELLANEOUS PROVISIONS.

     A. Notices. Any notice hereunder shall be deemed sufficiently given by one party to another if in writing and delivered at the addresses set forth below or at such other address as any party may furnish. Notice shall be deemed delivered
(i) upon actual delivery, if delivery is made in person by courier or by facsimile transmission (acknowledgment requested), or (ii) on the third day after deposit in the United States Mail if in a sealed envelope, registered or certified, with postage prepaid, addressed to the person to whom such notice is being given.

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TO PD:

  Pocono Downs, Inc.
  1280 Highway 315
  Wilkes-Barre, PA 18702
  Telephone Number (717) 825-6681
  Fax Number (717) 823-9407

TO CD:
  Colonial Downs
  P.O. Box 456
  Providence Forge, VA 23140
  Telephone Number (804) 966-7223
  Fax Number (804) 966-2086

     B. Captions. The captions of the sections and paragraphs in this Agreement are inserted for convenience only and shall not affect the construction or interpretation thereof.

     C. Counterparts. This Agreement and all amendments hereto may be executed in several counterparts and each counterpart shall constitute a duplicate original of the same instrument. A photocopy of a fully executed original shall also be considered a duplicate original for all purposes.

     D. Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without affecting any other provision of this Agreement or the enforcement thereof in any other jurisdiction.

     E. Waivers; Remedies. A waiver by one party of a breach by the other party shall not be considered a waiver of all subsequent breaches by the noncomplying party. The parties hereto shall have all remedies for breach of this Agreement available to them provided by law or equity.

     F. Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any

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persons other than the parties, the Virginia Racing Commission, and the
Pennsylvania Harness Racing Commission and their respective successors and permitted transferees and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

     G. Time. The parties expressly agree that time is of the essence of the Agreement.

     H. Status. In performing the services for CD hereunder, PD is and for all purposes shall be deemed to be an independent contractor, and not an employee, agent, partner or joint-venturer of or with CD. Except as expressly set forth herein, neither party shall have the authority to act on behalf of or in the name of the other party without the written consent of such party.

     I. Entire Agreement. This Agreement and the Exhibits attached hereto represent the entire agreement of the parties with respect to the subject matter hereof, superseding all prior agreements or understandings between the parties, whether written or oral.

     J. Approval by Virginia Racing Commission. This Agreement and the rights and obligations of CD hereunder are subject to the approval of the Virginia Racing Commission.

11. FURTHER ASSURANCES. Each of the parties agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by another party to perfect or evidence its rights hereunder. Each party will promptly notify the other parties of any information delivered to or obtained by such party which would prevent the consummation of any transactions contemplated by this Agreement, or would indicate a breach of this Agreement by any party.

                  (The following page is the signature page.)

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.



POCONO DOWNS, INC.,


By: /s/ Joseph B. Banks
   -----------------------
   Joseph B. Banks, President



COLONIAL DOWNS,  L.P.


By: /s/ Arnold W. Sransley
   ------------------------
   Arnold W. Stansley, President
   Stansley Management Corp.,
   its General partner

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                                   EXHIBIT A


Anticipated schedule for Common Pool Wagering by PD on Sending Tracks simulcasts for 1996.









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                                   EXHIBIT B

A Summary Reconciliation Report for CD Wagering





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                                   EXHIBIT C


A Mutuels Settlement Report for CD Wagering




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                                   EXHIBIT D


Colonial Downs and the Maryland Jockey Club have agreed to exchange simulcast signals without a fee to the sending track.